Exhibit 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in Form S-8 pertaining to the 2021 Equity Incentive Plan of Bally’s Corporation of our report dated June 4, 2020, with respect to the combined financial statements of IOC – Kansas City, Inc. and Rainbow Casino Vicksburg Partnership L.P. as of and for the year ended December 31, 2019, for the registration of 4,250,000 shares of its common stock.

/s/ Ernst & Young LLP
Las Vegas, Nevada
May 24, 2021